Exhibit 10.6
FIRST AMENDMENT TO THE
TREEHOUSE FOODS, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
     WHEREAS, TreeHouse Foods, Inc. (the “Company”), maintains the TreeHouse Foods, Inc. Executive Deferred Compensation Plan, effective August 1, 2005 (the “Plan”); and
     WHEREAS, pursuant to Article XI of the Plan, the Company now desires to amend the Plan for documentary compliance with Internal Revenue Code Section 409A.
     NOW, THEREFORE, the Plan is amended, effective January 1, 2008, to read as follows:
1.	The first two paragraphs of Section 5.1 of the Plan are amended to read as follows:

“5.1 In the case of a Participant who terminates employment with the Company or ceases to be a member of the Board or an outside director of a subsidiary of the Company, if the amount credited to the Participant’s Account is more than $15,500 (as adjusted pursuant to Section 402(g)(5) of the Code), the balance of the Participant’s Account shall be paid in cash, to the Participant, at the time the distribution of the Account is to commence, from among the following optional forms of benefit as elected by the Participant on the form provided by the Company upon his or her initial participation in the Plan:
          (1) a lump sum distribution;
          (2) substantially equal annual installments over five (5) years; or
          (3) substantially equal annual installments over ten (10) years.
Notwithstanding the Participant’s distribution election, if the amount credited to a Participant’s Account is equal to or less than $15,500 at the time distribution of the Account is to commence, payment will be made in a lump sum, and, even if installment payments have commenced under this Section 5.1, at such time as the value of such remaining amounts is $15,500, all remaining amounts credited to a Participant’s Account shall be distributed in a lump sum. For purposes of determining the $15,500 limit, the Participant’s deferred compensation attributable to any nonqualified account balance plan, as defined under Treasury Regulation Section 1.409A-1(c)(2), maintained by the Company shall be aggregated.”
2. The first sentence of the third paragraph of Section 5.1 of the Plan is amended to read as follows:
“Payment shall commence within 60 days following the Participant’s termination of employment with the Company or termination as a member of the Board or a director of a subsidiary of the Company, or, if a payment event is elected by the Participant in the Participant’s deferral election form provided by the Committee, within 60 days after such event occurs.”
3.	Section 5.2 of the Plan is amended to read as follows:

“5.2 Payment of a Participant’s benefit on account of death shall be made to the Beneficiary of such Participant in a lump sum in cash within 60 days following the Committee’s receipt of proper notice of such Participant’s death.”
4.	Section 5.3 of the Plan is amended to read as follows:

“5.3 The Committee shall have the discretion to accelerate the time or schedule of a payment under the Plan if the Plan fails to meet the requirements of Section 409A of the Code and regulations promulgated thereunder, provided that any such payment does not exceed the amount required to be included in income as a result of such failure.”

5.	Section 5.4 of the Plan is amended to read as follows:

“5.4 The payment of benefits under the Plan shall begin at the date specified in accordance with the provisions of Sections 5.1 and 5.2 hereof, provided that the starting date of a payment of benefits may be delayed in accordance with Treasury Regulation Sections 1.409A-3(d) and (g).”

6.	Section 6.1 of the Plan is amended by adding a sentence at the end thereof to read as follows:

“The Plan shall cancel the Participant’s deferral election in place at the time he takes a withdrawal under this Section 6.1 in accordance with Treasury Regulation Section 1.409A-3(j)(4)(viii); and the Participant must make a new deferral election for any subsequent deferral in accordance with Article II and Section 3.1.

7.	The last sentence of Article XI of the Plan shall be amended to read as follows:

“Upon termination of the Plan, the Committee, in its sole and absolute discretion, may direct that benefits payments shall be accelerated in accordance with Treasury Regulation Section 1.409A-3(j)(4)(ix). To the extent the Committee determines that such payment is not permitted, the Accounts of Participants shall continue to be held until distributed in accordance with Article V.”
     IN WITNESS WHEREOF, the Company, acting by and through its General Counsel and Chief Administrative Officer, has caused this First Amendment to be executed as of the 7 day of November, 2008.

TreeHouse Foods, Inc.

By:	/s/ Thomas E. O’Neill

Its: General Counsel and Chief Administrative Officer

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